ChinaNet Online Holdings, Inc. Launches Warrant Exchange Offer

BEIJING, China, December 1, 2011 - ChinaNet Online Holdings, Inc. (Nasdaq Global Market: CNET) (the “Company”), a leading full-service media development, advertising and communications company for small and medium-sized enterprises (SMEs) in the People’s Republic of China, announced today that the Company has initiated an exchange offer (the “Offer”) pursuant to which holders of all the Company’s outstanding warrants (the “Warrants”) to purchase an aggregate of 4,121,600 shares of the Company’s common stock have the opportunity to acquire shares of the Company’s common stock (the “Shares”) through a warrant for share exchange.

The Company will issue the Shares in exchange for the Warrants in accordance with the following exchange ratios: (A) with respect to any Series A-1 Warrant, one (1) Share in exchange for every twenty (20) Shares for which such Series A-1 Warrant is exercisable, and (B) with respect to any Series A-2 Warrant, one (1) Share in exchange for every ten (10) Shares for which such Series A-2 Warrant is exercisable; provided that each holder must exchange all its Series A-1 Warrants and/or all its Series A-2 Warrants pursuant to the terms and conditions thereof.

The Offer will continue for a period of twenty (20) business days from the date of this release and will expire on December 30, 2011, at 5:00 p.m., Eastern Time, or for such additional time as is required under applicable law.

The terms and conditions of the Offer are set forth in the documentation distributed to holders of the Warrants. You may email any questions or requests for documentation related to the offer to Yasmine Wei at yasminewei@chinanet-online.com.

The foregoing reference to the offer and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in the Company or any of its subsidiaries.

Investors and security holders are urged to read the Schedule TO and the exhibits to the Schedule TO filed with the SEC, as amended from time to time, relating to the offer as they contain important information. These and any other documents relating to the offer, when they are filed with the SEC, may be obtained at the SEC’s website at www.sec.gov, or from the contact person as noted above.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (“ChinaNet”), is a leading B2B (business to business) Internet technology company focusing on providing O2O (online to offline) sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and Chuangye.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain “forward-looking statements” relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

MZ North America
Ted Haberfield, President
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: www.mz-ir.com